FOR IMMEDIATE RELEASE

Contacts:
Indus International Inc. Gary Frazier, Dir. Corporate Communications 770/989-4188, gary.frazier@indus.com	Kalt Rosen & Co. Pierre Hirsch/Howard Kalt 415/397-2686

Indus President and CEO Adopts 10b5-1 Share Trading Plan

ATLANTA, March 11, 2005 – Indus International Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM)™ solutions, today announced that President and CEO Greg Dukat has adopted a prearranged trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, and the company’s policies with respect to insider sales.

Rule 10b5-1 plans permit insiders to sell fixed portions of their holdings over a designated period of time by establishing the prearranged written plans at a time when they are not in possession of material non-public information. Such programs provide for regular selling of a predetermined, fixed number of company shares in order to gradually diversify the individual’s investment portfolio, minimize the market effect of share sales by spreading them out over an extended period of time and avoid concerns about initiating transactions while in possession of material non-public information.

Dukat’s plan contemplates the sale of up to a maximum of 595,500 shares of Indus common stock over the next 13 months, but only if the stock meets minimum price thresholds that start at $3.00 and escalate up to $5.50. No shares have been sold under the plan to date. It is expected that most of the shares to be sold will be acquired through the exercise of options granted under Indus’ employee stock option plan, with the remainder consisting of shares owned by Dukat. Any transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities Exchange Commission.

About Indus International
Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

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